Exhibit 2.1

PLAN OF CONVERSION AND REORGANIZATION

of

NORTH PENN MUTUAL HOLDING COMPANY,

NORTH PENN BANCORP, INC.

and

NORTH PENN BANK

AS AMENDED THROUGH JULY 24, 2007

1. INTRODUCTION.

For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

On June 1, 2005, North Penn Bank, a Pennsylvania-chartered mutual savings bank, reorganized into the two-tiered mutual holding company form of organization. In connection with the transaction, North Penn Bancorp, Inc., a Pennsylvania corporation, was formed, which issued 636,863 shares of its common stock to North Penn Bank’s eligible depositors, the North Penn Bank Employee Stock Ownership Plan and members of the public, 28,277 shares to the North Penn Charitable Foundation and 778,415 shares to North Penn Mutual Holding Company, a Pennsylvania-chartered mutual holding company. Also, in connection with this transaction, North Penn Bank converted to a stock savings bank and became the wholly-owned subsidiary of the Holding Company. As of the date hereof, the MHC beneficially and of record owns 778,415 shares of common stock, par value $0.10 per share, of the Holding Company, representing approximately 53.74% of the outstanding voting stock of the Holding Company, and the remaining 670,015 shares of the Holding Company’ common stock, or 46.26%, are owned by persons other than the MHC.

The Boards of Directors of the MHC, the Holding Company and the Bank believe that a conversion of the MHC to stock form pursuant to this Plan of Conversion and Reorganization is in the best interests of the MHC, the Holding Company and the Bank, as well as the best interests of Depositors and Stockholders. The Boards of Directors determined that this Plan equitably provides for the interests of Depositors through the granting of subscription rights and the establishment of a liquidation account. The Conversion and Reorganization will result in the raising of additional capital for the Bank and the Holding Company and is expected to result in a more active and liquid market for the Holding Company Common Stock than currently exists. In addition, the Conversion and Reorganization have been structured to re-unite the accumulated earnings and profits tax attribute retained by the MHC with the retained earnings of the Holding Company through a tax-free reorganization. Finally, the Conversion and Reorganization is designed to enable the Bank and the Holding Company to more effectively compete in the financial services marketplace.

The Bank is committed to growth and diversification. The additional funds received in the Conversion and Reorganization will facilitate the Bank’s ability to continue to grow in accordance with its business plan, through both internal growth and potential acquisitions of other institutions or branch offices. The Bank believes that its current mutual holding company form may impede its ability to undertake acquisitions. The Bank believes that the Conversion and Reorganization will enhance its ability to continue its growth through acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves. The Mid-Tier Holding Company has also gained experience in meeting the filing requirements of the Securities Exchange Act of 1934 and in conducting stockholder meetings and other stockholder matters, such as communications, press releases, and dividend payments. In light of the foregoing, the Boards of Directors of the MHC, the Mid-Tier Holding Company and the Bank believe that it is in the best interests of such companies and Depositors and Stockholders to raise additional capital at this time, and that the most feasible way to do so is through the Conversion and Reorganization.

In connection with the Conversion and Reorganization, the Bank will make an election under Section 10(l) of the HOLA to be treated as a savings association. As described in more detail in Section 3, the MHC will convert from the mutual to the stock form of organization through a series of substantially simultaneous mergers pursuant to which (i) the MHC will cease to exist and a liquidation account will be established by the Bank for the benefit of Depositors as of specified dates and (ii) the Bank will become a wholly owned subsidiary of the Holding Company. In connection therewith, each share of Mid-Tier Holding Company Common Stock outstanding immediately prior to the effective time thereof shall be automatically converted, without further action by the holder thereof, into and become the right to receive shares of Holding Company Common Stock based on the Exchange Ratio, plus cash in lieu of any fractional share interest.

In connection with the Conversion and Reorganization, the Holding Company will offer shares of Conversion Stock in the Offerings as provided herein. Shares of Conversion Stock will be offered in a Subscription Offering in descending order of priority to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Depositors. The Subscription Rights granted in connection with the Subscription Offering are non-transferrable. Any shares of Conversion Stock remaining unsold after the Subscription Offering may be offered for sale to the public through a Community Offering, Syndicated Community Offering and/or Public Offering, as determined by the Board of Directors of the Holding Company in its sole discretion.

On April 24, 2007, after careful study and consideration, the Boards of Directors of the Holding Company, the MHC and the Bank adopted this Plan. The Plan was amended on July 24, 2007. The Plan must be approved by: (1) the affirmative vote of a majority of the total number of votes eligible to be cast by Depositors; (2) by the holders of at least two-thirds of the outstanding shares of Mid-Tier Holding Company Common Stock eligible to vote; and (3) by the holders of a majority of the outstanding shares of Mid-Tier Holding Company Common Stock owned by Minority Stockholders. After the Conversion and Reorganization, the Bank will continue to be regulated by the Department, as its chartering authority, and by the FDIC. The Holding Company will be regulated by the OTS. In addition, the Bank will continue to be a member of the Federal Home Loan Bank System and all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law.

2. DEFINITIONS.

As used in this Plan, the terms set forth below have the following meaning:

ACTING IN CONCERT means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Holding Company or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company, the Bank and the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

AFFILIATE means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

ASSOCIATE of a Person means (i) a corporation or organization (other than the MHC, the Mid-Tier Holding Company, the Bank or a majority-owned subsidiary of the MHC, the Mid-Tier Holding Company or the Bank), if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) a trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the MHC, the Mid-Tier Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any person who is related by blood or marriage to such Person and who lives in the same home as the Person or who is a director or senior officer of the MHC, the Holding Company or the Bank or any of their subsidiaries.

BANK means North Penn Bank.

BANK BENEFIT PLAN(S) includes, but is not limited to, Tax Qualified Employee Stock Benefit Plans and Non-Tax Qualified Employee Stock Benefit Plans.

BANK MERGER means the merger of Interim Savings Bank with and into the Bank pursuant to the Plan of Merger included as Annex A hereto.

CODE means the Internal Revenue Code of 1986, as amended.

COMMUNITY OFFERING means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to such Persons as may be selected by the Holding Company in its sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

CONTROL (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

CONVERSION AND REORGANIZATION means the series of transactions provided for in this Plan, including but not limited to (i) the mutual to stock conversion of the MHC and its subsequent merger pursuant to which it will cease to exist, (ii) the merger of the Mid-Tier Holding Company with the Bank, pursuant to which it will cease to exist and the Bank will become a wholly owned subsidiary of the Holding Company and, in connection therewith, each share of Mid-Tier Holding Company Common Stock outstanding immediately prior to the effective time thereof shall automatically be converted into and become the right to receive shares of Holding Company Common Stock based on the Exchange Ratio, plus cash in lieu of any fractional share interest, and (iii) the issuance of Conversion Stock by the Holding Company in the Offerings as provided herein. All such transactions shall occur substantially simultaneously.

CONVERSION STOCK means the Holding Company Common Stock to be issued and sold in the Offerings pursuant to the Plan.

DEPARTMENT means the Department of Banking for the Commonwealth of Pennsylvania.

DEPOSIT ACCOUNT means any withdrawable account maintained at the Bank, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts; provided, however, that the term “Deposit Account” shall not include any escrow accounts maintained at the Bank.

DEPOSITOR means the holder of a Deposit Account.

ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights.

ELIGIBILITY RECORD DATE means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on December 31, 2005.

ESOP means the North Penn Bank Employee Stock Ownership Plan or such other Tax Qualified Employee Stock Benefit Plan adopted by the Holding Company or the Bank in connection with the Conversion and Reorganization, the purpose of which shall be to hold Holding Company Common Stock.

ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 4 hereof.

EXCHANGE RATIO means the rate at which shares of Holding Company Common Stock will be issued in exchange for shares of Mid-Tier Holding Company Common Stock held by the Minority Stockholders in connection with the Bank Merger. The exact rate (which shall be rounded to four decimal places) shall be determined by the MHC, the Mid-Tier Holding Company and the Bank in order to ensure that upon consummation of the Conversion and Reorganization, the Minority Stockholders will own in the aggregate approximately the same percentage of the Holding Company Common Stock to be outstanding upon completion of the Conversion and Reorganization as the percentage of Mid-Tier Holding Company Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to (a) cash paid in lieu of any fractional interests of Holding Company Common Stock and (b) any shares of Conversion Stock purchased by the Minority Stockholders in the Offerings.

EXCHANGE SHARES mean the shares of Holding Company Common Stock to be issued to the Minority Stockholders in connection with the Bank Merger.

FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

HOLA means the Home Owners’ Loan Act, as amended.

HOLDING COMPANY means New North Penn Bancorp, Inc., a stock corporation to be organized under the laws of the Commonwealth of Pennsylvania. Upon completion of the Conversion and Reorganization, the Holding Company shall be renamed North Penn Bancorp, Inc.

HOLDING COMPANY COMMON STOCK means the shares of common stock, par value $0.10 per share, of the Holding Company. The Holding Company Common Stock is not insured by the FDIC.

INDEPENDENT APPRAISER means the independent investment banking or financial consulting firm retained by the Mid-Tier Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

INTERIM SAVINGS BANK means North Penn Interim Savings Bank, which will be formed as a first-tier, wholly-owned subsidiary of the Holding Company to facilitate the Bank Merger.

MANAGEMENT PERSON means any Officer or director of the Bank or the Mid-Tier Holding Company or any Affiliate of the Bank or the Mid-Tier Holding Company and any person Acting in Concert with such Officer or director.

MHC means North Penn Mutual Holding Company.

MHC MERGER means the merger of the MHC (following its conversion into a federal interim stock savings association) with and into the Bank pursuant to the Plan of Merger included as Annex B hereto.

MID-TIER HOLDING COMPANY means North Penn Bancorp, Inc., an existing Pennsylvania corporation.

MID-TIER HOLDING COMPANY COMMON STOCK means the shares of common stock, par value $0.10 per share, of the Mid-Tier Holding Company. The Mid-Tier Holding Company Common Stock is not insured by the FDIC.

MID-TIER HOLDING COMPANY MERGER means the merger of the Mid-Tier Mutual Holding Company (following its conversion to a federal interim stock savings association) with and into the Bank pursuant to the Plan of Merger included as Annex C hereto.

MINORITY STOCKHOLDER means any owner of the Mid-Tier Holding Company Common Stock other than the MHC.

OFFERINGS mean the offering of Conversion Stock to Persons other than the MHC in the Subscription Offering, the Community Offering and the Syndicated Community or Public Offering.

OFFICER means the president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

ORDER FORM means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 11 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Subscription Offering and in the Community Offering.

OTHER DEPOSITOR means a Voting Depositor who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

OTS means the Office of Thrift Supervision or any successor thereto.

PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Depositor, but does not include the MHC.

PERSON means an individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization or a government or political subdivision of a government.

PLAN and PLAN OF CONVERSION AND REORGANIZATION mean this Plan of Conversion and Reorganization as adopted by the Boards of Directors of the MHC, the Mid-Tier Holding Company and the Bank and any amendment hereto approved as provided herein. The Board of Directors of the Holding Company shall adopt this Plan as soon as practicable following its organization, and the Board of Directors of Interim Savings Bank shall adopt the Plan of Merger included as Annex C hereto as soon as practicable following its organization.

PRIMARY PARTIES mean the MHC, the Mid-Tier Holding Company, the Bank and the Holding Company.

PROSPECTUS means the one or more documents to be used in offering the Conversion Stock in the Offerings.

PUBLIC OFFERING means an underwritten firm commitment offering to the public through one or more underwriters.

PURCHASE PRICE means the price per share at which the Conversion Stock is sold by the Holding Company in the Offerings in accordance with the terms hereof.

QUALIFYING DEPOSIT means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

SEC means the United States Securities and Exchange Commission.

SPECIAL MEETING OF DEPOSITORS means the Special Meeting of Depositors called for the purpose of submitting this Plan to the Voting Depositors for their approval, including any adjournments of such meeting.

SPECIAL MEETING OF STOCKHOLDERS means the Special Meeting of Stockholders of the Mid-Tier Holding Company called for the purpose of submitting this Plan to the Stockholders for their approval, including any adjournments of such meeting.

STOCKHOLDERS mean those Persons who own shares of Mid-Tier Holding Company Common Stock.

STOCKHOLDER VOTING RECORD DATE means the date for determining the eligibility of Stockholders to vote at the Special Meeting of Stockholders, as determined by the Board of Directors of the Mid-Tier Holding Company.

SUBSCRIPTION OFFERING means the offering of the Conversion Stock to Participants.

SUBSCRIPTION RIGHTS mean nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person, except directors and Officers of the Bank, the Mid-Tier Holding Company or the MHC and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

SUPPLEMENTAL ELIGIBILITY RECORD DATE, if applicable, means the date for determining Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the approval of the Plan by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding approval by the OTS of the Plan.

SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Bank and any Affiliate thereof and which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code as from time to time in effect. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution stock benefit plan that is not so qualified.

VOTING DEPOSITOR means a Person who, at the close of business on the Voting Record Date, is entitled to vote as a Depositor of the Bank in accordance the Plan.

VOTING RECORD DATE means the date for determining the eligibility of Depositors to vote at the Special Meeting of Depositors.

3. GENERAL PROCEDURE FOR THE CONVERSION AND REORGANIZATION.

A. Steps for Conversion and Reorganization

The Conversion and Reorganization may be effected in the manner set forth herein or in any manner approved by the OTS, and, to the extent required, the Department and the FDIC, that is consistent with the purposes of this Plan and applicable law and regulations. This Plan is subject to the approval of the OTS and must be adopted by (1) at least a majority of the total number of votes eligible to be cast by Voting Depositors at the Special Meeting of Depositors, (2) the holders of at least two-thirds of the outstanding shares of Mid-Tier Holding Company Common Stock eligible to vote; and (3) the holders of a majority of the outstanding shares of Mid-Tier Holding Company Common Stock owned by Minority Stockholders. It is currently anticipated that the Conversion and Reorganization will be effected in accordance with the procedures specified below. At the effective date of the Conversion and Reorganization, the following transactions will occur:

(i) The Bank’s election to be treated as a savings association pursuant to Section 10(l) of the HOLA shall become effective and the MHC and the Mid-Tier Holding Company will adopt federal charters for a mutual holding company and mid-tier holding company, respectively, in accordance with the policies of the OTS through the following transactions: (i) a new federally chartered mutual holding company (“Federal MHC”) will be organized and the MHC will merge with and into the Federal MHC with the Federal MHC surviving pursuant to the Plan of Merger included as Annex D hereto, (ii) a new federally chartered mid-tier holding company (“Federal Mid-Tier Company”) will be organized and the Mid-Tier Holding Company will be merged with and into Federal Mid-Tier Company with Federal Mid-Tier Company surviving pursuant to the Plan of Merger included as Annex E hereto.

(ii) The Federal MHC shall convert from a mutual holding company to a federal interim stock savings association (“Interim Association I”). The Federal Mid-Tier Company shall convert into a federal interim stock savings association (“Interim Association II”) and simultaneously merge with and into the Bank in the Mid-Tier Holding Company Merger, with the Bank being the surviving institution. Immediately thereafter, the Federal MHC, as converted to Interim Association I, shall merge with and into the Bank in the MHC Merger, with the Bank being the surviving institution. As a result of the MHC Merger and the Mid-Tier Holding Company Merger, (x) the shares of Mid-Tier Holding Company Common Stock held by the MHC (following its conversion to Interim Association I) shall be extinguished and (y) certain Depositors will be granted interests in the liquidation account to be established by the Bank pursuant to Section 15 hereof.

(iii) The Holding Company shall be organized as a subsidiary of the Bank. Interim Savings Bank, a first-tier wholly owned subsidiary of the Holding Company, shall merge with and into the Bank pursuant to the Bank Merger, with the Bank being the surviving institution. As a result of the Bank Merger, (x) the shares of Holding Company Common Stock held by the Bank shall be extinguished; (y) the shares of Mid-Tier Holding Company Common Stock held by the Minority Stockholders shall be converted into the right to receive shares of Holding Company Common Stock based upon the Exchange Ratio, plus cash in lieu of any fractional share interest based upon the Purchase Price; and (z) the shares of common stock of Interim Savings Bank held by the Holding Company shall be converted into shares of Bank Common Stock on a one-for-one basis, with the result that the Bank shall become a wholly owned subsidiary of the Holding Company. In addition, as a result of the Bank Merger, options to purchase shares of Mid-Tier Holding Company Common Stock which are outstanding immediately prior to consummation of the Conversion and Reorganization shall be converted into options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

(iv) The Holding Company shall sell the Conversion Stock in the Offerings, as provided herein.

The effective date of the Conversion and Reorganization shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Merger with the Pennsylvania Department of State with respect to the Mid-Tier Holding Company Merger, (ii) the filing of Articles of Merger with the Pennsylvania Department of State with respect to the MHC Merger, (iii) the filing of Articles of Merger with the Pennsylvania Department of State with respect to the Bank Merger and (iv) the closing of the issuance of the shares of Conversion Stock in the Offerings. The filing of Articles of Merger relating to the MHC Merger, the Mid-Tier Holding Company Merger and the Bank Merger and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Depositor and Stockholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received. It is intended that the closing of the MHC Company Merger, the Mid-Tier Holding Company Merger, the Bank Merger and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

B. Regulatory Filings

(i) To the extent required by applicable laws and regulations, or as the OTS, the FDIC or the Department may otherwise require, the MHC, the Mid-Tier Holding Company and the Bank shall provide public notice of the adoption of the Plan. Such notice shall be made by means of the placing of an advertisement in a newspaper of general circulation in each community where the Bank maintains an office. In addition, the Bank shall cause copies of the Plan to be made available at each of its offices for inspection by Depositors.

(ii) An application for the Conversion and Reorganization, including the Plan and all other requisite material (the “Application for Conversion”), shall be submitted to the OTS and, if applicable, the Department and the FDIC for approval. The MHC, the Mid-Tier Holding Company and the Bank will again cause to be published, in accordance with the requirements of applicable regulations of the OTS, a notice of the filing with the OTS of an application to convert the MHC and will post the notice of the filing for the Application for Conversion in each of the Bank’s offices.

(iii) The Primary Parties shall submit or cause to be submitted to the OTS, the Department and the FDIC, as applicable, all holding company, merger, charter conversion and other applications or notices necessary for the Conversion and Reorganization. All notices required to be published in connection with such applications shall be published at the times required.

(iv) The Holding Company shall file one or more Registration Statements with the SEC to register the Holding Company Common Stock to be issued in the Conversion and Reorganization under the Securities Act of 1933, as amended, and shall register such Holding Company Common Stock under any applicable state securities laws. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, if any, and Other Depositors. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering, a Syndicated Community Offering and/or a Public Offering. The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof and shall be set forth in the Prospectus. The Holding Company shall contribute to the Bank an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Bank and as shall be approved by the OTS and, if applicable, the Department, but not less than fifty percent (50%) of the net proceeds received by the Holding Company from the sale of the Conversion Stock.

C. Approval of Plan By Voting Depositors; The Special Meeting

(i) The MHC shall file preliminary proxy materials with the OTS, the Department and the FDIC, as required. Promptly following receipt of requisite approval of the OTS, Department and the FDIC, this Plan will be submitted to the Voting Depositors for their consideration and approval at the Special Meeting of Depositors. The Plan must be approved by a majority of the total number of votes eligible to be cast by Voting Depositors at the Special Meeting of Depositors. The Bank will mail to all Depositors as of the Voting Record Date, at their last known address appearing on the records of the Bank, a notice of special meeting and a proxy statement describing the Plan.

(ii) The Special Meeting of Depositors shall be held upon written notice given no less than 20 days nor more than 50 days prior to the date of the Special Meeting of Depositors. At the Special Meeting of Depositors, each Voting Depositor shall be entitled to cast one vote in person or by proxy for every $100.00 of Deposit Accounts, or fraction thereof, such Voting Depositor had at the Bank as of the Voting Record Date. Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are provided under the trust instrument or other governing document or applicable law.

D. Approval of Plan By Stockholders; The Special Meeting of Stockholders

(i) The Holding Company shall file a Registration Statement with the SEC to register the Exchange Shares. A prospectus contained in such Registration Statement shall also constitute proxy materials of the Mid-Tier Holding Company with respect to the Special Meeting of Stockholders. Promptly following the effectiveness of such Registration Statement and the receipt of any other requisite approval of the Department, the FDIC or the OTS, this Plan will be submitted to the Stockholders for their consideration and approval at the Special Meeting of Stockholders. The Plan must be approved by (1) the holders of at least two-thirds of the outstanding shares of Mid-Tier Holding Company Common Stock eligible to vote and (2) the holders of a majority of the outstanding shares of Mid-Tier Holding Company Common Stock owned by Minority Stockholders. The Mid-Tier Holding Company will mail to all Stockholders as of the Stockholder Voting Record Date, at their last known address appearing on the records of the Mid-Tier Holding Company, a notice of special meeting and definitive prospectus/proxy statement describing the Plan.

(ii) The Special Meeting of Stockholders shall be held upon written notice given no less than 10 days prior to the date of the Special Meeting of Stockholders. At the Special Meeting of Stockholders, each Stockholder eligible to vote shall be entitled to cast one vote in person or by proxy for each share of Mid-Tier Holding Company Common Stock owned by such Stockholder as of the Stockholder Voting Record Date.

E. Expenses

The Primary Parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion and Reorganization, including the payment of fees to brokers for assisting Persons in completing and/or submitting Order Forms. The Primary Parties shall use its best efforts to ensure that all fees, expenses, retainers and similar items shall be reasonable.

4. TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

(a) The aggregate amount of shares of Conversion Stock to be offered in the Offerings shall be stated in terms of a range (the Estimated Price Range) which shall be based on a pro forma valuation prepared by the Independent Appraiser of the aggregate market value of the to-be-outstanding Holding Company Common Stock multiplied by the percentage equal to the MHC’s percentage ownership interest in all outstanding shares of Mid-Tier Holding Company Common Stock. The valuation shall be based on financial information relating to the MHC, the Mid-Tier Holding Company and the Bank; market, financial and economic conditions; a comparison of the Mid-Tier Holding Company and the Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies; and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding Company and Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. The valuation shall be updated during the Conversion and Reorganization as market and financial conditions warrant and as may be required by the OTS.

(b) Based upon the independent valuation, the Board of Directors of the Holding Company shall fix the Purchase Price and the number of shares of Conversion Stock to be offered in the Offerings. The Purchase Price for the Conversion Stock shall be a uniform price determined in accordance with applicable laws and regulations. The total number of shares of Conversion Stock to be issued in the Offerings shall be determined by the Board of Directors of the Holding Company upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Primary Parties in connection with the Offerings.

(c) Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Conversion and Reorganization, and under such circumstances the Holding Company may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion and Reorganization to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock in the Offerings are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus.

5. SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

(a) Each Eligible Account Holder shall receive, as first priority and without payment, Subscription Rights to purchase up to the greater of (i) $175,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Section 10 hereof.

(b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

(c) Subscription Rights of Eligible Account Holders who are also directors or Officers of the Mid-Tier Holding Company or the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6. SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY).

Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Conversion Stock. The subscription rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders; provided, however, that if the total number of shares of Common Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus (“Maximum Shares”), the ESOP shall have a first priority right to purchase any such shares exceeding the Maximum Shares. Shares of Conversion Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder, Supplemental Eligible Account Holder and/or Other Depositor and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Conversion Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the OTS, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Bank to fail to meet any applicable regulatory capital requirement. The Tax-Qualified Employee Stock Benefit Plans may, in whole or in part, fill their orders through open market purchases subsequent to the closing of the Offerings, subject to approval of the OTS.

The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be an Associate or Affiliate of or Person Acting in Concert with any Management Person.

7. SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

(a) In the event that the Eligibility Record Date is more than 15 months prior to the date of approval of the Plan by the OTS, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $175,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Section 10 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

(b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8. SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY).

(a) Each Other Depositor shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $175,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, subject to Section 10 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

(b) If, pursuant to this Section 8, Other Depositors subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Depositors so as to permit each such Other Depositor, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Other Depositors whose subscriptions remain unsatisfied on a pro rata basis in the same proportion as each such Other Depositor’s subscription bears to the total subscriptions of all such subscribing Other Depositors, provided that no fractional shares shall be issued.

9. COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

(a) If less than the total number of shares of Conversion Stock offered by the Holding Company are sold in the Subscription Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold in a Community Offering. Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Community Offering shall have as the objective the achievement of the widest possible distribution of such stock. The Holding Company may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company with any required regulatory approval.

(b) In the event of a Community Offering, all shares of Conversion Stock that are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given first to natural persons and trusts of natural persons residing in counties in Pennsylvania in which the Bank maintains an office and then to Minority Stockholders as of the Stockholder Voting Record Date (“Preferred Subscribers”).

(c) A Prospectus and Order Form shall be furnished to such Persons as the Holding Company may select in connection with the Community Offering, and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event of an oversubscription for shares in the Community Offering, available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all available shares have been allocated, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for Preferred Subscribers.

(d) No Person may purchase more than $175,000 of Conversion Stock in the Community Offering; provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock or decreased to less than $175,000, subject to any required regulatory approval but without the further approval of Depositors or Minority Stockholders or the resolicitation of subscribers.

(e) Subject to such terms, conditions and procedures as may be determined by the Primary Parties, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $175,000 of Conversion Stock, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock or decreased to less than $175,000, subject to any required regulatory approval but without the further approval of Depositors or Minority Stockholders or the resolicitation of subscribers; and provided further that, to the extent applicable, and subject to the limitations on purchases of Conversion Stock set forth in this Section 9(e) and Section 10 of this Plan, in the event of an oversubscription for shares in the Syndicated Community Offering, orders for Conversion Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings. The Holding Company may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company with any required regulatory approval.

(f) The Holding Company may sell any shares of Conversion Stock remaining following the Subscription Offering and Community Offering in a Public Offering instead of a Syndicated Community Offering. The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and the Holding Company, subject to any required regulatory approval or consent.

(g) If for any reason a Syndicated Community Offering or Public Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if any insignificant residue of shares of Conversion Stock is not sold in the Offerings, the Holding Company shall use its best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

10. LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK.

The following limitations shall apply to all purchases of Conversion Stock in the Offerings:

(a) Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(e) hereof, and in addition to the other restrictions and limitations set forth herein, no Person (or group of Persons exercising Subscription Rights through a single Deposit Account) may subscribe for or purchase more than $175,000 of Conversion Stock in the Offerings and no Person together with any Associates or Persons otherwise Acting in Concert may, directly or indirectly, subscribe for or purchase more than $350,000 of Conversion Stock in the Offerings.

(b) No Person may purchase fewer than 25 shares of Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Purchase Price for such minimum shares will not exceed $500.00.

(c) Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(e) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum aggregate amount of Conversion Stock which any Person together with any Associate or Persons Acting in Concert may, directly or indirectly, subscribe for or purchase in the Offerings, when combined with any Exchange Shares received by such Person(s), shall not exceed 5.0% of the total number of shares of Holding Company Common Stock to be outstanding upon consummation of the Conversion and Reorganization; provided, however, that nothing herein shall require any Minority Stockholder to divest any Exchange Shares or otherwise limit the amount of Exchange Shares to be issued to a Minority Stockholder.

(d) The number of shares of Conversion Stock that directors and Officers and their Associates may purchase in the aggregate in the Offerings shall not exceed 33% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

(e) The maximum number of shares of Conversion Stock that may be purchased in the Offerings by the ESOP shall not exceed 8% and all Tax-Qualified Employee Stock Benefit Plans shall not exceed 10% of the total number of shares of Conversion Stock sold in the Offerings, in each instance, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings; provided, however, that purchases of Conversion Stock which are made by Plan Participants pursuant to the exercise of subscription rights granted to such Plan Participant in his individual capacity as a Participant or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 10(e).

(f) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, Officers and employees of the MHC, the Mid-Tier Holding Company, the Bank or their subsidiaries shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 10(a) or Section 10(d) hereof, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

(g) Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without the further approval of Depositors or Minority Stockholders or the resolicitation of subscribers, the Primary Parties may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of shares of Conversion Stock in the Offerings whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. If an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. If any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the Offerings, such limitation may be further increased to 9.99%, provided that orders for Conversion Stock exceeding 5% of the shares of Conversion Stock sold in the Offerings shall not exceed in the aggregate 10% of the total shares of Conversion Stock sold in the Offerings.

(h) The Primary Parties shall have the right to take all such action as it may, in its sole discretion, deem necessary, appropriate or advisable to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

11. TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.

(a) The Subscription Offering may be commenced concurrently with or at any time after the mailing to Stockholders of the proxy materials to be used in connection with the Special Meeting of Stockholders and the mailing to Voting Depositors of the proxy materials to be used in connection with the Special Meeting of Depositors. The Subscription Offering may be closed before the Special Meeting of Depositors and the Special Meeting of Stockholders, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Depositors at the Special Meeting of Depositors and by the Stockholders at the Special Meeting of Stockholders.

(b) The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by it in connection with the Conversion and Reorganization. The Primary Parties may consider a number of factors, including, but not limited to, its current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

(c) Promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, the Holding Company shall, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 13 hereof.

(d) A single Order Form for all Deposit Accounts maintained with the Bank by any Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date, the Supplemental Eligibility Record Date or the date for determining Other Depositors, respectively. No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

(e) The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Holding Company. The Holding Company may extend such period by such amount of time as it determines is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Holding Company, along with full payment (or authorization for full payment by withdrawal from a Deposit Account) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Holding Company by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

(f) The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believes, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered by the United States Postal Service or the Holding Company is unable to locate the addressee, or (ii) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon. The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as it may specify. The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

12. PAYMENT FOR CONVERSION STOCK.

(a) Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Purchase Price multiplied by the number of shares that are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check, bank draft or money order at the time the Order Form is delivered to the Holding Company, provided that checks will only be accepted subject to collection. The Holding Company, in its sole and absolute discretion, may also elect to receive payment for shares of Conversion Stock by wire transfer. In addition, the Holding Company may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Conversion Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Purchase Price of such shares. Payment may also be made by a Participant using funds held for such Participant’s benefit by a Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Conversion Stock.

(b) Notwithstanding the above, if the Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock subscribed for by such plans upon consummation of the Offerings, provided that, in the case of the employee stock ownership plan, there is in force from the time of its subscription until the consummation of the Offerings, a loan commitment to lend to the employee stock ownership plan, at such time, the aggregate price of the shares for which it subscribed.

(c) If a Participant or other Person authorizes the Bank to withdraw the amount of the aggregate Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Holding Company and the Bank.

(d) The subscription funds will be held by the Bank or, in the Bank’s discretion, in an escrow account at an unaffiliated insured financial institution. The Holding Company shall pay interest, at not less than the Bank’s passbook rate, for all amounts paid in cash, by check, bank draft or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Offerings are completed or terminated.

(e) The Holding Company will not offer or sell any of the Conversion Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Bank.

(f) Each share of Conversion Stock shall be non-assessable upon payment in full of the Purchase Price.

13. ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

The Holding Company shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, the Holding Company may elect that no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Holding Company or the Bank or their respective directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Holding Company or the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

14. VOTING RIGHTS OF STOCKHOLDERS.

Following consummation of the Conversion and Reorganization, voting rights with respect to the Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Bank’s outstanding voting capital stock, and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company’s voting capital stock.

15. LIQUIDATION ACCOUNT.

(a) At the time of the MHC Merger, the Bank shall establish a liquidation account in an amount equal to the greater of (i) the percentage of the outstanding shares of the Mid-Tier Holding Company Common Stock owned by the MHC before the Mid-Tier Holding Company Merger, multiplied by the Mid-Tier Holding Company’s total stockholders’ equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion and Reorganization or (ii) $7,699,000, which is the Bank’s retained earnings at September 30, 2004, the date of the latest statement of financial condition contained in the final Prospectus utilized in the mutual holding company reorganization. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Bank following the Conversion and Reorganization to a priority to distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion and Reorganization.

(b) The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion and Reorganization. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 15 as the “subaccount balance.” All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 15(d) hereof.

(c) In the event of a complete liquidation of the Bank subsequent to the Conversion and Reorganization (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the liquidation account shall be assumed by the surviving entity.

(d) The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

(e) If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any December 31 annual closing date, commencing on or after the effective date of the Conversion and Reorganization, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Bank that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

(f) Subsequent to the Conversion and Reorganization, the Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Bank, or repurchase any of the capital stock of the Bank, if such dividend or repurchase would reduce the Bank’s regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank.

(g) For purposes of this Section 15, a Deposit Account includes a predecessor or successor account which is held by an Account Holder with the same social security number.

16. TRANSFER OF DEPOSIT ACCOUNTS.

Each Person holding a Deposit Account at the Bank at the time of the Conversion and Reorganization shall retain an identical Deposit Account at the Bank following the Conversion and Reorganization in the same amount (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock) and subject to the same terms and conditions (except as to voting and liquidation rights).

17. REQUIREMENTS FOLLOWING THE CONVERSION AND REORGANIZATION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

In connection with the Conversion and Reorganization, the Holding Company shall register the Holding Company Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister the Holding Company Common Stock for a period of three years following the Conversion and Reorganization. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock, and (ii) list the Holding Company Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the OTC Bulletin Board.

18. COMPLETION OF THE STOCK OFFERING.

The Offerings will be terminated if not completed within 90 days of the date of approval of the Plan by the OTS, unless an extension is approved by the OTS.

19. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION AND REORGANIZATION.

For a period of three years following the Conversion and Reorganization, the directors and Officers of the Holding Company and the Bank and their Associates may not purchase Holding Company Common Stock without the prior written approval of the OTS except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction involving more than 1% of the outstanding Holding Company Common Stock, and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of stockholder approval of such plan) even if such Holding Company Common Stock may be attributable to individual Officers or directors and their Associates. The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

20. RESTRICTIONS ON TRANSFER OF STOCK.

All shares of Conversion Stock that are purchased by Persons other than directors and Officers of the Holding Company or the Bank shall be transferable without restriction. Shares of Conversion Stock purchased by directors and Officers of the Holding Company or the Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser. The shares of Conversion Stock issued by the Holding Company to such directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

“The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate. These shares may not be sold during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock. The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

21. TAX RULINGS OR OPINIONS.

Consummation of the Conversion and Reorganization is conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel with respect to federal tax laws to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion and Reorganization, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

22. STOCK COMPENSATION PLANS; EMPLOYMENT AND SEVERANCE AGREEMENTS.

(a) The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion and Reorganization, including without limitation an employee stock ownership plan.

(b) Subsequent to the Conversion and Reorganization, the Holding Company and the Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans, provided however that any such plan implemented during the one-year period subsequent to the date of consummation of the Conversion and Reorganization: (i) shall be disclosed in the Prospectus; (ii) in the case of stock option plans and employee recognition or grant plans, shall be submitted for approval by the holders of the Common Stock no earlier than six months following consummation of the Conversion and Reorganization; and (iii) shall comply with all other applicable requirements of the Department.

(c) Existing, as well as any newly-created, Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

(d) The Holding Company and the Bank are authorized to enter into employment or severance agreements with their executive officers.

23. DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

(a) Following consummation of the Conversion and Reorganization, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

(b) The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required for the liquidation account. Any dividend declared or paid on, or repurchase of, the Bank’s capital stock also shall be in compliance with then applicable laws and regulations.

24. AMENDMENT OR TERMINATION OF THE PLAN.

If deemed necessary or desirable by the Boards of Directors of the Primary Parties, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time before the solicitation of proxies from the Depositors and the Stockholders to vote on the Plan and at any time thereafter with the concurrence of the OTS. Any amendment to this Plan made after approval by the Depositors and the Stockholders shall not necessitate further approval by the Depositors and the Stockholders unless otherwise required by the OTS. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from date of the Special Meeting of Depositors. Before the earlier of the Special Meeting of Stockholders and the Special Meeting of Depositors, this Plan may be terminated by the Boards of Directors of the Primary Parties without approval of the OTS. After the earlier of the Special Meeting of Stockholders and the Special Meeting of Depositors, the Primary Parties may terminate this Plan only with the concurrence of the OTS.

25. INTERPRETATION OF THE PLAN.

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.